Exhibit 10.32

Amendment to Employment Agreement

This Amendment to that certain employment agreement dated as of February 25, 2010, as amended, by Domino’s Pizza LLC, a Michigan limited liability corporation (the “Company”) and Kenneth B. Rollin (the “Executive”) (the “Agreement”) is dated as of July 26, 2010.

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Agreement, the parties here to agree as follows.

1. Section 4.1 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following therefore:

“4.1 Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred and Sixty-Five Thousand Dollars ($365,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).”

2. Effective as of April 28, 2010, Section 4.2 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following:

“4.2 Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit 4.2) and shall be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus (as defined in the Plan), and the Executive’s Specified Percentage (as defined in the Plan) shall be Fifty Percent (50%) of Base Salary. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary.”

3. The Employment Agreement as otherwise amended is in all other respects confirmed.

4. This amendment shall be effective as of the dates provided herein.

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IN WITNESS WHEREOF, this amendment has been duly executed this 26th day of July, 2010 and is effective as described herein.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ J. Patrick Doyle
	Name:	J. Patrick Doyle
	Title:	President and Chief Executive Officer

THE EXECUTIVE:	/s/ Kenneth B. Rollin
	Name:	Kenneth B. Rollin